Exhibit 21.1

Subsidiaries of the Registrant

Name of subsidiary	State/Country of Incorporation	Ownership
Pfaltzgraff Factory Stores, Inc.	Delaware	100%
TMC Acquisition Inc.	Delaware	100%
Lifetime Delaware Holdings, LLC	Delaware	100%
Wallace Silversmiths de Puerto Rico Ltd.	Cayman Islands	100%
Lifetime Brands Global Trading (Shanghai) Company Limited	China	100%
New Goal Development Limited	Hong Kong	100%
Lifetime Brands UK Limited	United Kingdom	100%
Creative Tops Holdings Limited	United Kingdom	100%
Creative Tops Limited	United Kingdom	100%
La Cafetière (UK) Limited	United Kingdom	100%
Creative Tops NL B.V.	Netherlands	100%
Lifetime Brands Holdings Limited	United Kingdom	100%
Lifetime Brands do Brasil Participacoes Ltda.	Brazil	100%
Grand Venture Enterprises Limited	Hong Kong	100%
Creative Tops Far East Limited	Hong Kong	100%
Thomas Plant (Birmingham) Limited	United Kingdom	100%
Thomas Plant (Birmingham 1927) Limited	United Kingdom	100%
Frederick Hill (Birmingham) Limited	United Kingdom	100%
Plumbob (Hardware) Limited	United Kingdom	100%
Kitchencraft (Housewares) Limited	United Kingdom	100%
Kitchen Craft (Asia) Limited	Hong Kong	100%
LTB de México, S.A. de C.V.	Mexico	99.99%
LVA Limited	Hong Kong	80%